Exhibit 99.1

AVROBIO Presents Positive Initial Data for its Investigational Cystinosis Program and plato TM Platform, as well as Positive Data Out to 32 Months for its Ongoing Investigational Fabry Program

Early data trends from first patient dosed in the AVR-RD-04 investigational gene therapy program for cystinosis show improvements across multiple measures

Data from the Phase 1 and Phase 2 trials of AVR-RD-01 support potential long-term engraftment and durable, endogenous production of functional enzyme in patients with Fabry disease

First Phase 2 Fabry patient treated using plato gene therapy platform shows plasma enzyme activity at one month 4.0 times higher than mean activity of other Phase 2 patients treated using academic platform at same timepoint

Analyst and investor event will be webcast today, Feb. 10, 2020, at 7:00 p.m. ET, in conjunction with WORLDSymposiumTM

CAMBRIDGE, Mass., Feb. 10, 2020 — AVROBIO, Inc. (NASDAQ: AVRO), a leading clinical-stage gene therapy company with a mission to free people from a lifetime of genetic disease, today announced new initial data from the first patient dosed in the investigational gene therapy program for cystinosis, showing improvements in early measures at three months compared to baseline. The company also unveiled new clinical data showcasing a sustained biomarker response in patients for up to 32 months after receiving the company’s investigational gene therapy for Fabry disease across metrics including vector copy number (VCN), substrate levels and enzyme activity. Additionally, the company reported on the clinical debut of its platoTM gene therapy platform. These data showed improved enzyme activity, transduction efficiency and VCN in drug product manufactured using plato compared with drug product produced using the academic platform, as well as higher in vivo enzyme activity at one month in the first patient treated with plato, as compared to other patients treated using the academic platform. All these data will be presented today, during the 16th Annual WORLDSymposiumTM in Orlando, Fla.

“We have now dosed 10 patients across three trials for two lysosomal disorders and we’re delighted with the data we’re seeing. We have followed six patients in our Fabry trial for more than a year and one for nearly three years, and they are consistently producing the functional enzyme that was missing as a consequence of their genetic disease, suggesting a potentially durable effect from a single dose,” said Geoff MacKay, AVROBIO’s president and CEO. “Furthermore, we believe that early data from the first clinical application of plato support our decision to invest heavily from AVROBIO’s earliest days in this state-of-the-art gene therapy platform. We believe these data collectively indicate that we’re making exciting progress toward our goal of freeing patients and families from the life-limiting symptoms and relentless progression of lysosomal disorders.”

Three-month data from first patient in investigational AVR-RD-04 trial in cystinosis

AVROBIO reported initial data from the first patient dosed in the investigator-sponsored Phase 1/2 trial of the company’s AVR-RD-04 investigational gene therapy for cystinosis, a progressive disease marked by the accumulation of cystine crystals in cellular organelles known as lysosomes. Patients with cystinosis accumulate the amino acid cystine, which can lead to crystal formation in the lysosomes of cells, causing debilitating symptoms including corneal damage, difficulty breathing and kidney failure, often leading to a shortened lifespan. The current standard of care for cystinosis, a burdensome treatment regimen that can amount to dozens of pills a day, may not prevent overall progression of the disease.

As of the safety data cut-off date of Jan. 27, 2020, which was approximately three months following administration of the investigational gene therapy to the first patient in the AVR-RD-04 program, there have been no reports of safety events attributed to the investigational drug product. In addition, no serious adverse events (SAEs) have been reported as of the safety data cut-off date. Adverse events did not suggest any unexpected safety signals or trends.

Three months following administration of AVR-RD-04, the first patient had a VCN of 2.0. VCN measures the average number of copies of the lentiviral-vector inserted transgene integrated into the genome of a cell and can be used to help assess the durability of a gene therapy. Initial data on another biomarker show that the patient’s average granulocyte cystine level — one of the trial’s primary endpoints — decreased from 7.8 nmol half cystine/mg protein two weeks after cysteamine discontinuation, to 1.5 at three months post-gene therapy.

The ongoing open-label, single-arm Phase 1/2 clinical trial evaluating the safety and efficacy of AVR-RD-04 is sponsored by AVROBIO’s academic collaborators at the University of California San Diego (UCSD), led by Stephanie Cherqui, Ph.D. The trial is actively enrolling up to six participants at UCSD.

Interim data continue to support potential first line use of AVR-RD-01 in Fabry disease

Four patients have been dosed in the Phase 2 trial (FAB-201), and five patients in the Phase 1 investigator-led trial of AVR-RD-01 in Fabry disease.

VCN data continue to be stable at 32 months following AVR-RD-01 treatment for the first patient in the Phase 1 trial, suggesting successful engraftment, which is critical to the long-term success of investigational ex vivo lentiviral gene therapies. The VCN data trend was generally consistent across the seven other Phase 1 and Phase 2 trial participants out six to 24 months.

The first three AVR-RD-01 Phase 2 patients entered the study with minimal endogenous enzyme activity. At nine, 12 and 18 months after dosing, data from these three patients indicate sustained increased leukocyte and plasma enzyme activity, suggesting that they are now producing an endogenous supply of functional alpha-galactosidase (AGA) enzyme. This enzyme is essential for breaking down globotriaosylceramide (Gb3) in cells; without it, a toxic metabolite, lyso-Gb3, may accumulate, potentially causing cardiac and kidney damage and other symptoms.

For two Phase 2 patients, data indicate that their decreased plasma lyso-Gb3 levels, a key biomarker for monitoring Fabry disease, have been sustained below their baseline at six and 18 months after dosing. The third Phase 2 patient, a cardiac variant who does not have classic Fabry disease, did not show a decrease in plasma lyso-Gb3 levels, as expected. Cardiac and kidney function measures in the Phase 2 trial remained within normal range for patients who had available 12-month data.

As previously reported, a kidney biopsy taken at 12 months post-treatment for the first patient in the Phase 2 trial showed an 87-percent reduction in Gb3 inclusions per peritubular capillary. The company believes this data point, the primary efficacy endpoint for the Phase 2 trial, supports the potential of AVR-RD-01 to reduce Gb3 levels in tissue, including in the kidney.

In the Phase 1 trial of AVR-RD-01, four of the five patients had their plasma lyso-Gb3 levels reduced between 26 and 47 percent compared to their pre-treatment baseline levels. Data from the other patient in the trial, who remains off enzyme replacement therapy (ERT), through month six showed an initial decline and at month 12 showed a 23-percent increase in lyso-Gb3 levels, as compared to pre-treatment levels. This patient’s lyso-Gb3 levels remain within the range for the Fabry disease patients on ERT observed in this study.

Overall, three of the five Phase 1 patients have discontinued ERT and all three remain off ERT for six, 14 and 15 months.

As of the safety data cut-off date of Nov. 26, 2019, there have been no safety events attributed to AVR-RD-01 drug product in either the Phase 1 or Phase 2 trial. Through the safety data cut-off date, four SAEs have been reported in the FAB-201 trial and two SAEs in the Phase 1 trial. The fourth Phase 2 patient, who was dosed after the safety data cut-off date, has reported an SAE, which was not attributed to AVR-RD-01 and which subsequently resolved. Across both studies, each of the SAEs has been consistent with the conditioning regimen, stem cell mobilization, underlying disease or pre-existing conditions. Pre-existing low anti-AGA antibody titers have been detected in four patients in the Phase 1 trial and a transient low titer was observed but not detectable in subsequent measures in one patient in the Phase 2 trial.

The Phase 1 trial is fully enrolled. AVROBIO continues to actively enroll the Phase 2 trial in Australia, Canada and the U.S. The FAB-201 trial is an ongoing open-label, single-arm Phase 2 clinical trial evaluating the efficacy and safety of AVR-RD-01 in eight to 12 treatment-naïve patients with Fabry disease.

Successful clinical debut of platoTM gene therapy platform

AVROBIO also shared preliminary results from the first two patients to receive busulfan conditioning. Conditioning is an essential step in ex vivo lentiviral gene therapy designed to clear space in the bone marrow for the cells carrying the therapeutic transgene to engraft. The conditioning regimen developed as part of AVROBIO’s plato platform includes therapeutic dose monitoring to assess how rapidly the individual patient metabolizes busulfan so physicians can adjust the dose as needed, with a goal of minimizing side effects while maximizing the potential of durable engraftment.

AVROBIO is implementing its precision dosing conditioning regimen across its company-sponsored clinical trials as part of the plato platform. The fourth patient in AVROBIO’s Phase 2 Fabry trial received a precision dosing conditioning regimen with busulfan as part of the plato platform, while the first patient in the investigator-led cystinosis trial received busulfan but not as part of the plato platform.

These two patients both had rapid neutrophil and platelet count recovery, with a trajectory that was similar to the patients who enrolled earlier in the Fabry trials and who received a melphalan conditioning regimen. Side effects, which included nausea, mucositis, fever, rash and hair loss, developed eight to 10 days after dosing with busulfan and then resolved quickly.

The company also reported preliminary data from the first drug product produced using the plato gene therapy platform, which was used to dose the fourth patient in the Phase 2 Fabry trial (FAB-201). Early data indicate that enzyme activity and transduction efficiency for the drug product used to dose the fourth patient were 2.2 times higher than the mean of the drug product used to dose the first three patients in FAB-201. VCN for the drug product used to dose the fourth patient was 1.8 times higher than the mean of the drug product for the first three patients dosed in FAB-201. The drug product for the first three patients in FAB-201 was manufactured using a manual process first developed by AVROBIO’s academic collaborators. The automated manufacturing embedded in plato leverages optimized processes developed at AVROBIO.

At one month following administration of the plato-produced investigational gene therapy for the fourth patient in the Phase 2 Fabry trial, initial data show the patient’s plasma enzyme activity level to be 4.0 times higher than the mean activity level of the first three patients in the Phase 2 Fabry trial at the same timepoint.

The investigational drug product used to dose the first patient in the AVR-RD-04 program for cystinosis, which included a four-plasmid vector but not plato’s automated manufacturing process, also showed increased performance in line with the increased performance recorded for the drug product in the Fabry trial. The investigational drug product and VCN assay are different for each trial.

“We believe these data are an early, but exciting, validation of our decision to invest in technological innovation rather than build expensive bricks-and-mortar manufacturing facilities,” said MacKay. “The plato platform gives us control over the production and scaling of our investigational gene therapies through an efficient, automated manufacturing system that is designed to be deployed in standard contracted sites around the world. The four-plasmid vector, conditioning regimen with precision dosing and other elements of plato are designed to optimize the safety, potency and durability of our investigational lentiviral gene therapies.”

About AVROBIO’s ex vivo approach to gene therapy

Our investigational ex vivo gene therapies start with the patient’s own stem cells. In the manufacturing facility, a lentiviral vector is used to insert a therapeutic gene designed to enable the patient to produce a functional supply of the protein they lack. These cells are then infused back into the patient, where they are expected to engraft in the bone marrow and produce generations of daughter cells, each containing the therapeutic gene. This approach is designed to drive durable production of the functional protein throughout the patient’s body, including hard-to-reach tissues such as the brain, muscle and bone. It is a distinguishing feature of this type of gene therapy that the corrected cells are expected to cross the blood-brain barrier and thereby potentially address symptoms originating in the central nervous system.

Lentiviral vectors are differentiated from other delivery mechanisms because of their large cargo capacity and their ability to integrate the therapeutic gene directly into the patient’s chromosomes. This integration is designed to maintain the transgene’s presence as the patient’s cells divide, which may improve the expected durability of the therapy and potentially enable dosing of pediatric patients, whose cells divide rapidly as they grow. Because the transgene is integrated ex vivo into patients’ stem cells, patients are not excluded from receiving the investigational therapy due to pre-existing antibodies to the viral vector.

Analyst and investor event and webcast information

AVROBIO will host an analyst and investor event today, Monday, Feb. 10, 2020, in conjunction with the WORLDSymposiumTM, an annual scientific meeting dedicated to lysosomal disorders, in Orlando, FL. The presentation at the event will be webcast beginning at 7:00 p.m. ET. The webcast and accompanying slides will be available under “Events and Presentations” in the Investors & Media section of the company’s website at www.avrobio.com. An archived webcast recording of the event will be available on the website for approximately 30 days.

About AVROBIO

Our mission is to free people from a lifetime of genetic disease with a single dose of gene therapy. We aim to halt or reverse disease throughout the body by driving durable expression of functional protein, even in hard-to-reach tissues and organs including the brain, muscle and bone. Our clinical-stage programs include Fabry disease, Gaucher disease and cystinosis and we also are advancing a program in Pompe disease. AVROBIO is powered by the plato™ gene therapy platform, our foundation designed to scale gene therapy worldwide. We are headquartered in Cambridge, Mass., with an office in Toronto, Ontario. For additional information, visit avrobio.com, and follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “aims,” “anticipates,” “believes,” “could,” “designed to,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words and phrases or similar expressions that are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding our business strategy for and the potential therapeutic benefits of our prospective product candidates, the design, commencement, enrollment and timing of ongoing or planned clinical trials, clinical trial results, product approvals and regulatory pathways, and anticipated benefits of our gene therapy platform including potential impact on our commercialization activities, timing and likelihood of success. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Results in preclinical or early-stage clinical trials may not be indicative of results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements, or the scientific data presented.

Any forward-looking statements in this press release are based on AVROBIO’s current expectations, estimates and projections about our industry as well as management’s current beliefs and expectations of future events only as of today and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that any one or more of AVROBIO’s product candidates will not be successfully developed or commercialized, the risk of cessation or delay of any ongoing or planned clinical trials of AVROBIO or our collaborators, the risk that AVROBIO may not successfully recruit or enroll a sufficient number of patients for our clinical trials, the risk that AVROBIO may not realize the intended benefits of our gene therapy platform, including the features of our plato platform, the risk that our product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that we anticipate, the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical or clinical trials, will not be replicated or will not continue in ongoing or future studies or trials involving AVROBIO’s product candidates, the risk that we will be unable to obtain and maintain regulatory approval for our product candidates, the risk that the size and growth potential of the market for our product candidates will not materialize as expected, risks associated with our dependence on third-party suppliers and manufacturers, risks regarding the accuracy of our estimates of expenses and future revenue, risks relating to our capital requirements and needs for additional financing, and risks relating to our ability to obtain and maintain intellectual property protection for our product candidates. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause AVROBIO’s actual results to differ materially and adversely from those contained in the forward-looking statements, see the section entitled “Risk Factors” in AVROBIO’s most recent Quarterly Report on Form 10-Q, as well as discussions of potential risks, uncertainties and other important factors in AVROBIO’s subsequent filings with the Securities and Exchange Commission. AVROBIO explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Investor Contact:

Christopher F. Brinzey

Westwicke, an ICR Company

339-970-2843

chris.brinzey@westwicke.com

Media Contact:

Tom Donovan

Ten Bridge Communications

857-559-3397

tom@tenbridgecommunications.com